EXHIBIT 10.1

                                                                                                August 25, 2004

THQ Inc.

27001 Agoura Road, Suite 325

Calabasas Hills, California 91301

Attention: Steven M. Tami

                     Vice President Finance

Dear Steven:

                We refer to that certain Amended and Restated Revolving Credit Agreement dated as of September 27, 2002, as amended by (i) that certain First Amendment to Amended and Restated Revolving Credit Agreement dated November 21, 2002, (ii) that certain Second Amendment to Amended and Restated Revolving Credit Agreement dated as of May 30, 2003 and (iii) that certain Third Amendment to Amended and Restated Revolving Credit Agreement dated September 26, 2003 (said Amended and Restated Revolving Credit Agreement, as so amended, is herein called the “Credit Agreement”), among THQ Inc., a Delaware corporation (the “Borrower”), Union Bank of California, N.A., a national banking association, as sole lender (the “Lender”), and Union Bank of California, N.A., a national banking association, as administrative agent (in such capacity, the “Agent”) for the Lender, as syndication agent and as arranger.  Initially capitalized terms used in this extension letter which are not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement, and the rules of interpretation set forth in Sections 1.2 and 1.3 of the Credit Agreement are incorporated by reference herein.

                The purpose of this extension letter is to confirm that the Agent has agreed to extend the Commitment Termination Date, in connection with each Lender’s participation in Letters of Credit issued for the account of the Borrower, from August 31, 2004 through and including November 29, 2004.  The Credit Agreement shall be deemed modified as of the date of this extension letter to reflect the new Commitment Termination Date.  The Borrower understands that a condition precedent to the Agent’s agreement to extend the Commitment Termination Date as provided for herein is that on or before August 31, 2004, the Borrower shall have paid to the Agent, for the account of the Lenders, a non-refundable extension fee in the sum of Five Thousand Dollars ($5,000).  All other terms of the Credit Agreement shall remain in full force and effect, without waiver or modification.

                Each request by the Borrower for the issuance of a Letter of Credit shall constitute the Borrower’s representation and warranty that no Event of Default and no condition, event or act which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing or shall exist.

                The Agent has not committed to make any further extension of the Commitment Termination Date, or to renew the Commitment beyond the new Commitment Termination Date.  Any further extension or any renewal remains in the sole and absolute discretion of the Agent.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent and Lender
/s/ John C. Kase

John C. Kase
Vice President